As filed with the Securities and Exchange Commission on June 8, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Addex Therapeutics Ltd

(Exact name of Registrant as specified in its charter)

Switzerland	Not applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Chemin des Mines 9

CH- 1201

Geneva, Switzerland

+41 22 884 1555

(Address of principal executive offices) (Zip code)

Addex Therapeutics Ltd Share Option Plan

(Full title of the plan)

Addex Pharmaceuticals Inc.

650 California Street

San Francisco, CA 94108

+1 415 429 2591

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman Daniel Goldberg Marc Recht David C. Boles Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Frank Gerhard Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich, Switzerland +41 43 222 10 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)             The Registrant’s Form 20-F dated March 30, 2023 (File No. 001-39179), which contains audited statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)             Our reports on Form 6-K furnished to the SEC on March 30, 2023, April 3, 2023, April 4, 2023, April 4, 2023 May 5, 2023, May 10, 2023, May 11, 2023, May 18, 2023 and June 1, 2023; and

(c)             The description of the Registrant’s Shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on January 14, 2020 (File No. 001-39179) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K filed during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by law. However, under Swiss corporate law, the indemnification of our directors and executive officers is not effective if such director or executive officer intentionally or grossly negligently violated his or her corporate duties towards the corporation, each of its shareholders or creditors.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
3.1	Articles of Association of Addex Therapeutics Ltd	F-1/A	333- 271611	3.1	June 1, 2023
3.2	Organizational Rules of Addex Therapeutics Ltd	20-F	001-39179	1.2	March 11, 2023
5.1*	Opinion of Homburger AG, Swiss counsel of the Registrant, as to the validity of the Shares registered hereby
10.1	Addex Therapeutics Ltd Share Option Plan, as amended on July 22, 2022	20-F	001-39179	4.5	March 11, 2023
23.1*	Consent of BDO AG, independent registered public accounting firm
23.2*	Consent of Homburger AG (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of this Form S-8)
107*	Filing Fee Table

* Filed herewith.

ITEM 9. UNDERTAKINGS

1.    The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on this 8th day of June, 2023.

ADDEX THERAPEUTICS LTD

By:	/s/ Tim Dyer
Tim Dyer
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tim Dyer and Lénaïc Teyssédou, to act as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tim Dyer	Chief Executive Officer and Director	June 8, 2023
Tim Dyer	(Principal Executive Officer)

/s/ Lénaïc Teyssédou	Head of Finance
Lénaïc Teyssédou	(Principal Financial Officer and Principal Accounting Officer)	June 8, 2023

/s/ Vincent Lawton		June 8, 2023
Vincent Lawton	Director

/s/ Ray Hill		June 8, 2023
Ray Hill	Director

/s/ Isaac Manke		June 8, 2023
Isaac Manke	Director

/s/ Roger Mills		June 8, 2023
Roger Mills	Director

/s/ Jake Nunn
Jake Nunn	Director	June 8, 2023

Addex Pharmaceuticals Inc.

/s/ Tim Dyer
By: Tim Dyer	Authorized Representative in the United States	June 8, 2023
Title: Chief Executive Officer